Exhibit 99.1

Contact:

Dennis P. Wolf

Omnicell, Inc.

EVP of Operations, Finance,

1201 Charleston Drive

Administration & CFO	Mountain View, CA 94043
800-850-6664, ext. 6482
dennisw@omnicell.com

For Immediate Release

Omnicell Announces Record Revenue For Second Quarter 2004

Mountain View, Calif. – July 22, 2004 — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions preferred by nurses, today announced results for the quarter ended June 30, 2004.

Financial highlights were as follows:

•                  Net income for the quarter was $2.4 million or $0.09 per diluted share, compared to net income of $1.3 million or $0.05 per diluted share for the same period of 2003 and net income of $2.4 million or $0.08 per diluted share for the first quarter of 2004.

•                  For the second quarter of 2004, total revenue was a record $29.2 million, compared to $25.1 million for the same period in 2003 and $27.8 million for the first quarter of 2004.

•                  Total operating margin was $2.5 million, compared to $1.4 million for the same period of 2003 and an operating margin of $2.4 million for the first quarter of 2004.

•                  Gross margin was 60.5% for the second quarter of 2004, compared to 58.2% for the same period in 2003 and 59.7% for the first quarter of 2004.

•                  Total operating expenses were $15.2 million for the second quarter of 2004, compared to $13.3 million for the same period of 2003 and $14.2 million for the first quarter of 2004.

•                  Cash balances as of June 30, 2004, were up by $2.8 million to $36.3 million, compared to $33.5 million as of December 31, 2003.

Other highlights included:

•                  Total backlog as of June 30, 2004 was $46.4 million, compared to $41.7 million as of March 31, 2004, representing an increase of $4.7 million.  Backlog increased 42% from the same period of last year.

•                  As of June 30, 2004, we had completed our installation obligation for 30,477 medication and supply dispensing systems at 1,513 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commenting on the current quarter’s business results, said, “We are pleased with the second quarter performance, as we posted record revenues as well as record bookings. The healthy growth in backlog was driven by several large deals, which reflected continued demand for our wide range of medication-use process solutions, along with renewed demand for our similarly broad range of supply chain management products. During the quarter, we significantly expanded our sales force and we believe that this investment will enable us to grow our business further.”

Conference Call Details

Management will report financial results for the second quarter of 2004 on Thursday, July 22, at 2:00 p.m. PDT via conference call. Investors and analysts interested in joining the conference may access the call by dialing 800-257-1836 — toll-free (domestic) or 303-262-2143 — direct-dial (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 4:00 p.m. PDT on July 22 through 11:59 p.m. PDT on July 29. Dialing 800-405-2236 — toll-free (domestic) or 303-590-3000 — direct-dial (international) and entering the passcode 11003024# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s Web site at www.omnicell.com.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions preferred by nurses. Improving patient care by enhancing operational efficiency, Omnicell solutions are used throughout the healthcare facility—in the pharmacy, nursing units, surgical services, cath lab, and all the way to the patient’s bedside. The company’s MedGuard™ line of solutions for the medication-use process includes systems for physician order management, automated pharmacy retrieval, medication packaging, medication dispensing, and nursing workflow automation with bar code medication administration. For the medical-surgical supply chain, Omnicell’s OptiFlex™ product line provides open bar code systems, cabinet-based supply management, integrated open and cabinet-based systems, and Web-based procurement. More than 1,500 healthcare facilities use Omnicell solutions to help reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

Forward Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the Company to maintain profitability, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2004	2003	Change (%)	2004	2003	Change (%)
Revenues:
Product revenues	$23,380	$20,447		$45,607	$38,004
Service and other revenues	5,827	4,694		11,429	9,212
Total revenues	29,207	25,141	16%	57,036	47,216	21%

Costs of revenues:
Cost of product revenues	9,340	8,819		18,537	16,525
Cost of service and other revenues	2,185	1,678		4,206	3,425
Total cost of revenues	11,525	10,497		22,743	19,950

Gross profit	17,682	14,644	21%	34,293	27,266	26%

Operating expenses:
Research and development	1,837	2,106		4,203	4,475
Selling general and administrative	13,218	10,551		25,094	20,422
Restructuring and severance charges	171	630		171	630
Total operating expenses	15,226	13,287	15%	29,468	25,527	15%

Income from operations	2,456	1,357		4,825	1,739

Interest and other income	77	136		161	260
Interest and other expense	(56)	(32)		(58)	(77)

Income before provision for income taxes	2,477	1,461		4,928	1,922

Provision for income taxes	104	170		201	186

Net income	$2,373	$1,291	84%	$4,727	$1,736	172%

Net income per share - basic	$0.10	$0.06		$0.19	$0.08

Net income per share - diluted	$0.09	$0.05		$0.17	$0.07

Weighted average shares outstanding - basic	24,752	22,382	11%	24,527	22,243	10%

Weighted average shares outstanding - diluted	27,709	24,646	12%	27,927	23,601	18%

OMNICELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,	Change
	2004	2003 (1)	($)	(%)
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$36,348	$33,524	2,824	8%
Accounts receivable, net	14,418	14,529	(111)	-1%
Inventories	12,996	8,783	4,213	48%
Receivables subject to a sales agreement	2,737	2,737	—	0%
Other current assets	5,531	3,966	1,565	39%
Total current assets	72,030	63,539	8,491	13%
Property and equipment, net	5,311	4,833	478	10%
Long-term receivables subject to a sales agreement	3,807	4,985	(1,178)	-24%
Other assets	13,907	11,110	2,797	25%
Total assets	$95,055	$84,467	10,588	13%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,059	$2,921	6,138	210%
Accrued liabilities	8,151	15,403	(7,252)	-47%
Deferred service revenue	14,983	12,650	2,333	18%
Deferred gross profit	10,884	10,125	759	7%
Obligation resulting from sale of receivables	2,737	2,737	—	0%
Current portion of note payable	—	305	(305)	-100%
Total current liabilities	45,814	44,141	1,673	4%
Long-term obligation resulting from sale of receivables	3,807	4,985	(1,178)	-24%
Other long-term liabilities	557	583	(26)	-4%
Stockholders’ equity	44,877	34,758	10,119	29%
Total liabilities and stockholders’ equity	$95,055	$84,467	10,588	13%

(1) Derived from the December 31, 2003 audited consolidated balance sheet.